APPENDIX 1

1.	TORTOISE UK LIMITED - CODE OF ETHICS

Tortoise UK Limited (also referred to as “the Firm”) has adopted a Code of Ethics, in conjunction with our Compliance Manual, to meet both its SEC and FCA regulatory obligations and its fiduciary obligation to its clients. At all times, Tortoise UK, its Directors and employees must work on behalf of the best interests of its clients.

This Code of Ethics sets out Tortoise UK Policies on the following, in addition to other more general matters that all Tortoise UK Directors and Employees must read and agree to be bound by:

1.	Outside Business Activities

2.	Personal Account Dealing

3.	Insider Trading

4.	Allocation and Aggregation

5.	Trade Recordkeeping

6.	Best Execution

7.	Inducements

8.	Conflicts of Interest

9.	Proxy Voting Policy

10.	Complaints

11.	Anti-Bribery Policy

12.	Anti-Fraud Policy

13.	Whistleblowing Policy

14.	Prevention of criminal facilitation of tax evasion

Definitions

The following words shall have the meanings respectively assigned to them: “Clients” or “Funds” means the entities to which Tortoise UK acts as an investment adviser, including private funds and other clients.

“Investor” means any person, corporation, partnership, association, trust, organization or other entity that is the legal or beneficial owner of any Shares or Limited Directorship interests in the Funds.

As relevant to Tortoise UK, “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, any rules adopted by the Securities Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to investment advisers, and any rules adopted there under by the SEC or the Department of the Treasury.

As a registered investment adviser, Tortoise UK and its employees have fiduciary and other obligations to the Funds. This means Tortoise UK must, among other things, (i) render disinterested and impartial advice; (ii) make suitable investment decisions (or recommendations) for the Funds in light of their investment objectives and restrictions; (iii) exercise a high degree of care in the conduct of its business; (iv) have an adequate basis in fact for any and all recommendations, representations, and forecasts; (v) provide full and fair disclosure of transactions involving actual or potential conflict with interests of any Fund and enter into such transaction either with the consent (deemed or express) of the Fund or on an arm’s length basis; and (vi) treat all of the Funds fairly and equitably. A breach of any of these duties or obligations may, depending on the circumstances, subject the employee to Firm sanctions up to and including termination of employment and may expose Tortoise UK, its supervisory personnel and any employee involved to SEC and state disciplinary actions and to potential criminal and civil liability.

Each Employee is expected to be sensitive to situations that may give rise to conflicts with our Clients’ interests and to bring such conflicts to the attention of the CCO. It is not possible to provide a precise or comprehensive definition of a conflict. However, one factor that is common to all conflicts is the possibility that an Employee’s actions or decisions will be affected because of a divergence between or among the interests of Tortoise UK or its Employees and the interests of our Clients. The duty to report conflicts covers not only conflicts between Employees and our Clients, or between Tortoise UK and our clients, but also conflicts that may arise between the interests of one Client and another Client or one group or class of Clients and another group or class of Clients. The CCO will determine (through consultation with the General Counsel and the CIO, as appropriate) the most appropriate method of handling a reported conflict. This may require the firm to augment or disclosures and implement additional controls or procedures. The CCO maintains records of the nature of all material identified conflicts, and the controls and procedures in place to mitigate such conflicts.

The Code incorporates the following general principles which all Directors and employees are expected to uphold:

•	We must at all times place the interests of our Funds and other clients first;

•

All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of a director’s or employee’s position of trust and responsibility;

•	Directors and employees must not take any inappropriate advantage of their positions at the Firm;

•	Information concerning the identity of securities and financial circumstances of the Funds and their investors must be kept confidential;

•	Independence in the investment decision-making process must be maintained at all times.

The Firm believes that these general principles not only help fulfil its fiduciary obligations, but also protect the Firm’s reputation and instil in its staff the Firm’s commitment to honesty, integrity and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment.

Each Employee is responsible for reading, understanding and consenting to comply with the policies contained herein. The importance of compliance with this Code of Ethics cannot be overemphasized. Failure to comply may result in fines, censures and other sanctions against such Employees and/or Tortoise UK. Any Employee who has or obtains knowledge of, or information concerning, any actions prohibited by this section shall promptly notify the Chief Compliance Officer.

The Code requires all staff to comply with applicable US federal securities laws. The CCO is responsible for ensuring that procedures are adopted in this Compliance Manual or other policies in order to address and comply with laws applicable to Tortoise UK’s business.

Reporting violations

Every employee must immediately report any violation of the Code to the CCO. All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not retaliate against any employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The CCO will keep records of any violation of the Code and of any action taken as a result of the violation.

Administration of the Code of Ethics.

The CCO will receive and review all reports submitted pursuant to the Code. The CCO will review the reports to determine that personal trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The CCO also will ensure that all books and records relating to the Code are properly maintained. These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

Finally, the Firm is required to include a description of the Code in Part II of the Firm’s Form ADV and, upon request, furnish investors in the Funds with a copy of the Code. The CCO will ensure that a proper description of the Code is included in the Form ADV and will coordinate the distribution of the Code to any investors who request a copy.

Any violation of any provision of the Code may result in disciplinary action. The CCO will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

Acknowledgment of receipt and compliance

The Firm will provide each employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the Compliance Officer. Each employee must provide the Firm with a written acknowledgement (in the form provided by the Firm) evidencing the fact that such employee has received and reviewed, and understands, the Code. On an annual basis each director and employee will be required to sign a declaration that he/she has complied with the requirements of the Code.

Tortoise UK Policies

Tortoise UK has established policies to address specific conflicts, which are set out below:

1.	Outside Business Activities

2.	Personal Account Dealing

3.	Insider Trading

4.	Allocation and Aggregation

5.	Trade Recordkeeping

6.	Best Execution

7.	Inducements

8.	Conflicts of Interest

9.	Proxy Voting Policy

10.	Complaints

11.	Anti-Bribery Policy

12.	Anti-Fraud Policy

13.	Whistleblowing Policy

14.	Prevention of criminal facilitation of tax evasion

This Code of Ethics is not to be construed as all-inclusive, but rather, serves as a guide in conducting and supervising our investment advisory businesses. Thus, each Employee is required to recognize and respond appropriately to specific issues as they arise. Issues that cannot be resolved through reference to this manual must be directed to the General Counsel.

A.	OUTSIDE BUSINESS INTERESTS

An Employee’s service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an employee’s duties to the Firm. Accordingly, employees are prohibited from serving on the boards of directors of any outside company, unless the service (i) would be in the best interests of the Firm or the Funds and (ii) has been approved in writing by the Compliance Officer. In addition, any employee serving on the board of a private company which is about to go public may be required to resign from that position either immediately or at the end of the current term.

The Firm also discourages employees from (i) engaging in outside business ventures (such as consulting engagements or public/charitable positions); (ii) accepting any executorships, trusteeships or powers of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the employee’s duties at the Firm. Accordingly, an employee must obtain pre-approval from the Compliance Officer prior to engaging in any of these activities as set out below:

Upon employment or prior to (1) accepting employment of any type (whether volunteering or for payment) outside of Tortoise UK, (2) serving as an officer or director of any business, or (3) a direct family member living in the same household having a financial interest in another financial institution which might create a conflict of interest for Tortoise UK, every Employee must disclose such activities and obtain the approval of the CCO. Any Employee who engages in such approved activity or business must not conduct such business or activity from Tortoise UK’s office. You must provide any changes to the information promptly to the General Counsel.

a.	Community, Charitable and Professional Activities

Tortoise UK encourages Employees to participate actively in and provide leadership to community, charitable, and professional activities but Employees must obtain prior written approval if financial responsibilities or a Tortoise UK relationship is involved. Pre-approval is necessary for activities such as serving as the director, officer or any similar role even if it’s for a charity, not-for-profit organization or on a volunteer basis. Pre-approval is NOT necessary for activities which do not involve a financial responsibility such as a sitting on the PTA board, participating in a fund-raising walk, tutoring or mentoring a student and other similar activities.

b.	Business Directorships

Employee appointments to business directorships must be approved by Tortoise UK in advance. All such requests must be in writing and should specify whether the business has a relationship with Tortoise UK and, if so, the nature and extent of that relationship.

c.	Outside Employment

Tortoise UK generally discourages its Employees from accepting employment outside Tortoise UK. Employees must inform the CCO of all outside employment, particularly those which may pose potential conflict of interests with their position with Tortoise UK. Consideration must be made as to whether the additional employment will interfere with the performance of the Employee’s duties.

Employees must obtain the written consent of Tortoise UK prior to undertaking any independent practice as a financial advisor that could result in compensation. Employees shall disclose to Tortoise UK in writing all benefits, including monetary compensation that they receive for their services in independent practice as a financial advisor.

d.	Outside Business Interests of Family Members

If an Employee’s immediate family member living within the same household has a relationship with a financial institution which has the possibility of causing a conflict of interest with Tortoise UK (i.e., Tortoise UK has a business relationship with such financial institution), the Employee should disclose such information to the General Counsel.

B.	PERSONAL ACCOUNT DEALING

Tortoise UK has adopted this Personal Trading Policy (the “Policy”) is to ensure the proper management of conflicts of interest which may exist, or appear to exist, when Access Persons (as defined below) of Tortoise UK own or engage in transactions involving Reportable Securities (as defined below) that are owned, being purchased or sold or are being considered for purchase or sale for the Clients of Tortoise UK. Central to this Policy is the principle that Employees of Tortoise UK will adhere to the highest ethical standards and will act in accordance with the fiduciary principles mentioned in this Code of Ethics.

This Policy is applicable to “Access Persons” of Tortoise UK. Although Access Persons are those considered to have access to the trading information of Tortoise UK, for the purposes of this Code of Ethics, Tortoise UK considers all Employees as Access Persons since all Employees of Tortoise UK may have access to non-public information regarding securities transactions and portfolio holdings.

This Policy applies to securities in which an Employee has any direct or indirect beneficial ownership and includes any securities beneficially owned by an immediate family member, including any relative by blood or marriage either living in the Employee’s household or financially dependent on the Employee. An Employee is deemed to have beneficial ownership if the Employee, directly or indirectly, has or shares a direct or indirect opportunity to profit or share in any profit derived from the security.

If an Employee has a beneficial interest in securities, which the Employee feels should not be subject to the Code’s pre-clearance and reporting requirements, the Employee should submit a written request for clarification or an exemption to the CCO. The request should name the securities, any account where they are held, describe the nature of the Employee’s interest in the securities, the person or firm responsible for managing the securities, and the basis on which the exemption is being claimed. Requests will be considered on a case-by-case basis. An example of a situation where grounds for an exemption may be present is an account in which the Employee has no influence or control (e.g., the Employee has a professionally managed account over which the Employee has given up discretion). In all transactions involving such securities an Employee should, however, conform to the spirit of the Code and avoid any activity which might appear to conflict with the interests of the firm or its Clients.

The term “Reportable Securities” includes any single name investment which comprises any of the following, in any universe:

•	Notes, stock, bonds and debentures;

•	Evidence of indebtedness;

•	Collateral-trust certificate;

•	Pre-organisation certificate or subscription;

•	Transferable share;

•	Investment contract;

•	Voting-trust certificate;

•	Certificate of deposit for a security;

•	Fractional undivided interest in oil, gas, or other mineral rights;

•

Any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof);

•	Any single stock future or future on a narrow based index;

•	Any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or

•

In general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

The term “Reportable Securities,” however, does not include the following:

•	Direct obligations of the U.S. government, such as treasury securities;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end investment companies (mutual funds) that are not affiliated, advised or sub-advised by Tortoise UK or within the Tortoise UK universe; or

•

Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are Clients advised or sub-advised by Tortoise UK or within the Tortoise UK universe.

Note: ETFs that are open-end funds (e.g., SPY and DIA) are not reportable securities, but some ETFS (e.g.,MXF ) are closed-end funds and therefore are reportable.

a.	Prior Authorisation

Any personal account dealing in Reportable Securities needs to be pre-approved by Tortoise Advisors through a My Compliance Office (“MCO”) request.

b.	Restricted list

A Restricted List is maintained and kept up to date by the General Counsel. Trading cannot take place in the securities of companies on the Restricted List. The names of the companies on the Restricted List are also confidential information and should not be discussed with anyone outside the Firm.

c.	Inside information

Whenever anyone in Tortoise UK receives inside information about a company that could materially affect the value or share price of that company, they should immediately contact the CCO and ensure that the Restricted List is updated.

d.	Condition of Employment

It is a condition of employment of all Tortoise UK’s Directors and employees that Tortoise UK’s and Tortoise Advisors Personal Account Dealing Rules be followed at all times. Any personal account dealing undertaken contrary to these Rules will be considered to be a serious disciplinary offence and a breach of the terms of the individual’s employment. In extreme cases a breach can constitute grounds for dismissal.

All employees and Directors (considered to be access persons) will be required to submit to the General Counsel, a Holdings Reports of his/her entire personal portfolio. The Holdings Report is required initially, within ten days of becoming an employee, etc., and on an annual basis.

e.	Reporting

Any personal account dealing by a Director or employee must be transacted through a broker which has agreed to send copies of all statements and contract notes to the Firm. Please see a template instruction in Appendix 2, Exhibit A.

f.	Declaration

The Firm will distribute a copy of the Personal Account Dealing Rules to each new employee and require them to sign a declaration to the effect that he/she has received and understood the rules and undertakes to observe their requirements, as well as those of any subsequent amending or replacement notices, and that he/she understands that observance of the Rules is a condition of employment. An annual personal account dealing declaration will also be required from each director and employee, see Appendix 2, Exhibit B.

C.	INSIDER TRADING

Legislation requires that Tortoise UK establish, maintain and enforce written policies and procedures reasonably designed to prevent Tortoise UK and its Employees from misusing material non-public information. Violations of the laws against insider trading and tipping by Employees can expose Tortoise UK and any employee involved to severe criminal and civil liability. In addition, Tortoise UK and its personnel have ethical and legal responsibilities to maintain the confidences of our Clients and to protect as valuable assets confidential and proprietary information developed by or entrusted to Tortoise UK.

By virtue of the various activities conducted by Tortoise UK, Tortoise UK and its Employees may come into possession, from time to time, of confidential information concerning a company and past or contemplated transactions in a company’s securities by or for the account of Clients. Depending on the circumstances, this confidential information may be both “material” and “nonpublic” (each as defined below).

Tortoise UK and any Employee involved may be exposed to potential insider trading or tipping liability under the federal securities laws if Tortoise UK or any Employee executes transactions, whether for a Client or otherwise, in securities with respect to which Tortoise UK possesses material nonpublic information. This potential liability is particularly problematic because Tortoise UK as a whole may be deemed to possess any material nonpublic information known by any of its Employees unless Tortoise UK has implemented effective procedures to segment the flow of that information to others within Tortoise UK.

It is Tortoise UK’s policy that all Employees of Tortoise UK are prohibited from:

1.

Buying or selling securities of any sort, whether registered or not, in the market in the United States, the United Kingdom or in any other foreign country, whether for their personal securities account, Tortoise UK’s account or the account of their Clients, while possessing material non-public information with respect to such securities; or

2.

Revealing material non-public information, expressly, implicitly or by way of making a recommendation to anyone who may purchase or sell securities based upon such information. This prohibition does not cover controlled disclosure of information to persons who have a legitimate need to know the information, have agreed to treat it confidentially and are approved by the CCO to receive such information; or

3.

Undertake any activity that would violate the FCA’s Code of Market Conduct, which defines market abuse in the United Kingdom; the concept of market abuse is broad and includes insider dealing, improper disclosure, misuse of information and market manipulation and distortion.

B.	Material Non-public Information

Corporate insiders who possess material non-public information about a corporation may be required either to:

1.	Disclose that information to the investing public; or

2.	Refrain from passing such information along to others, trading in or recommending the purchase or sale of the corporation’s securities.

Similarly, as a general rule, those to whom corporate insiders “tip” material non-public information must refrain from passing such information along to others, trading in or recommending the corporation’s securities. In addition, under most circumstances, tipping or trading on material non-public information about a tender offer may violate the rules of the SEC. Tipping may include spreading rumours about potential tender offers. Specifically, Employees may not pass along a rumour regarding a tender offer to those who are likely to trade on the information or further spread the rumour if the rumour emanated, directly or indirectly, from someone connected with the target, the offeror, or their respective officers, directors, partners, employees or persons acting on their behalf, even if such information was inadvertently communicated.

C.	Suspicious Activity

Employees should promptly report to the CCO any transaction that may arouse suspicions with respect to insider dealing or market abuse.

D.	Materiality

The question of whether information is “material” is not always easily resolved. Generally, the courts have held that a fact is material if there is substantial likelihood that a reasonable investor would consider the information “important” in making an investment decision. As such, material information would include information which would likely affect the market price of any securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Examples of material information may include, but are not limited to, the following:

•	Significant dividend increases or decreases

•	Significant earnings information or estimates

•	Significant changes in earnings information or estimates previously released by a company

•	Significant expansion or curtailment of operations

•	Significant increases or declines in orders

•	Significant merger, acquisition or divestiture proposals or agreements

•	Significant new products or discoveries

•	Extraordinary borrowing

•	Major litigation

•	Significant liquidity problems

•	Extraordinary management developments

•	Purchase or sale of substantial assets

•	Capital restructuring, such as exchange offers

•	Block and/or Restricted (e.g., PIPE) Securities transactions

E.	Non-public Information

Information is “non-public” if it has not been disclosed generally to the investing public. Information is made public if it has been broadly disseminated and made available to the general public by publication in the newspapers or other media or if it has been the subject of a press release addressing the general investing public. However, information is not necessarily made public merely because such information is communicated through rumours or other unofficial statements in the marketplace.

F.	Insider Trading Policy

It is imperative that Tortoise UK exercise control over the circumstances in which it receives material non-public and other confidential information in order to avoid, among other things, being restricted in trading (including becoming “frozen” in an existing position) in the subject securities. Accordingly, as a matter of policy, no Employee should seek out or agree to receive material non-public information except with the specific written approval of and in accordance with procedures specified by the CCO (“Approved Circumstances”).

•	If any Employee receives, or believes he or she may have received, material non-public information other than in an Approved Circumstance, such Employee must immediately notify the CCO.

•	On receipt of such notice, the CCO will, as appropriate, place the relevant security on the list of prohibited securities (the “Restricted List”).

•

Generally, until such security is removed from the Restricted List, Tortoise UK and its Employees may not trade in, solicit trades in, or recommend the securities on the Restricted List or otherwise reveal the nature or existence of the information other than in the proper performance of their duties and in accordance with this Code of Ethics.

•

The Employee who received such material non-public information should immediately advise the CCO when, in such Employee’s view, such information is no longer material and non-public or the Employee otherwise believes that the security should be taken off the Restricted List, in which case the CCO will determine with the security should be taken off the Restricted List.

•	Amendments to the Restricted List will be distributed immediately and if there are no amendments, the Restricted List will be distributed, at a minimum, on a weekly basis.

G.	Detection of Insider Trading

The CCO will conduct the following reviews to detect any possible trading while in possession of material non-public information:

•	Review of personal trade clearance requests for Employees and any related accounts against the securities on the Restricted List;

•	Review of trading activity in all Fund accounts against the securities on the Restricted List; and

•	Investigation of any circumstances involving possible receipt, trading on or while in possession of material non-public information.

H.	Chinese Walls

Due to the nature of the businesses of Tortoise UK, we may from time to time need to adopt “Chinese Wall” or information barrier procedures in an effort to restrict the flow of material, non-public, confidential and proprietary information to certain Employees within Tortoise UK and/or its affiliates. If a Chinese Wall procedure were to be implemented, an effective Chinese Wall would be designed to establish a barrier between different areas of a Tortoise UK or among its related companies to protect the information that a particular department or group of Tortoise UK may have or because of a client relationship.

D.	ALLOCATION AND AGGREGATION

Tortoise UK manages client assets in a variety of portfolios, including unregulated collective investment schemes and managed accounts. Many portfolios may have similar investment strategies; however, the objectives of each portfolio differ from one another and must be considered in their entirety as investment decisions are made. Some of the Company’s clients may have investment restrictions or limitations, which may include regulatory restrictions as well as mandated restrictions.

Where appropriate, Tortoise UK allocates its trades consistently to ensure the fair allocation of aggregated orders between clients.

Tortoise UK may not aggregate an order for one Client with an order for another Client, unless the following conditions are met:

(i)	it must be unlikely that the aggregation of orders will operate overall to the disadvantage of any of the clients involved; and

(ii)

an order allocation policy must be established and implemented, providing in sufficiently precise terms for the fair allocation of aggregated orders, including how the volume and price of orders determines allocations and the treatment of partial executions.

Where Tortoise UK aggregates an order for a Client with one or more orders of other Client and the aggregated order is partially executed, it must allocate the related trades in accordance with its order allocation policy.

When Tortoise UK have aggregated two client orders, the executed trades will be allocated on a pro rata basis unless there is a reason for not doing so. The portfolio manager is responsible for annotating the trade blotter anytime an aggregated trade is not allocated on a pro rata basis.

When Tortoise UK has aggregated transactions for own account with one or more CIS under management or other clients’ orders must not allocate the related trades in a way that is detrimental to such Client.

If Tortoise UK is able to demonstrate to the Client under management on reasonable grounds that it would not have been able to carry out the order on such advantageous terms without aggregation, or at all, it may allocate the transaction for own account proportionally, in accordance with its order allocation policy.

These procedures are designed to ensure that when Tortoise UK aggregates a client order with another client’s order and subsequently allocates the executions, we do so consistently in accordance with the FCA rules covering:

•	Timely allocation: Allocation will be promptly done by the broker when relevant;

•	Fair allocation: All clients will receive the same executed price or a volume weighted average where there is a series of executions;

•	Re-allocation: Any errors in allocation will be promptly corrected so as to not benefit any one client above another; and

•	Record keeping: Full documentation is available for all allocations and also, importantly, situations where the Company’s usual policy was not followed.

E.	TRADE RECORDKEEPING

Tortoise UK is required to keep records of client orders and decisions to deal. Because the Company acts as a discretionary investment manager, the following information must be recorded at the time a deal is transmitted to a broker or executed with a venue:

•	Date and time;

•	The name or designation of the client;

•	Any person acting on behalf of the client;

•	Buy/sell indicator;

•	Financial instrument’s name and code;

•	Unit price;

•	Currency;

•	Quantity;

•	Unit notation; and

•	Type of order

The CCO periodically monitors our trade recordkeeping to ensure we are complying with our regulatory obligations.

F.	BEST EXECUTION

Consistent with the interests of its clients, Tortoise UK is committed to achieving best execution for its clients and has this policy on the same.

We act in accordance with the best interests of our clients when placing orders through brokers for when we execute orders directly with the market.

We do not have any soft dollar arrangements.

We have adopted the following guidelines for evaluating brokerage services when determining whether it has obtained best execution. These guidelines are designed to enable us to fairly evaluate the overall quality and costs of a broker-dealer’s execution services, including factors other than prices, commissions and other expenses paid in connection with account transactions.

Tortoise UK will only place trades for execution with approved broker-dealers. The factors to be considered in selecting and approving brokers-dealers that may be used to execute trades on behalf of client accounts include, but are not limited to:

•

Overall costs of a trade, including commissions, mark-ups, mark-downs or spreads in the context of our knowledge of negotiated commission rates currently available and other current transaction costs; this is assessed through TCAs

•	Quality of execution—accurate and timely execution, clearance and error/dispute resolution

•	Reputation, financial strength and stability

•	Block trading and block positioning capabilities

•	Ability to execute difficult transactions

•	Access to underwritten offerings and secondary markets

•	Ongoing reliability

•	Nature of the security and the available market makers

•	Desired timing of the transaction and size of trade

•	Confidentiality of trading activity

•	Market intelligence regarding trading activity

G.	INDUCEMENTS

The receipt of gifts by Tortoise UK Directors or employees must never present a conflict of interest between the donor and the best interests of our clients. Accordingly:

•	We must never allow any broker or counterparty to assist financially in the resolution of any dealing error unless the error was clearly their responsibility.

•	We operate policies on the proper receipt of gifts, entertainment and other benefits and the payment of any introducer fees.

•	We also have a policy on accepting goods and services from a broker.

Kelsie Thomas, via MCO, must be notified of any material inducement, being any gift or invitation to any event which exceeds £100/$100.

Kelsie Thomas and the CCO will maintain a Gifts and Inducements Register.

Accordingly:

a.

A record in MCO must be made of all gifts, entertainment or other benefits given or received by any director or employee with a value in excess of £100 (or equivalent). The record should include details of the individuals concerned (from both Tortoise UK and the other party), the nature and circumstances of the benefit, the date, and the approximate cost if the benefit is offered by Tortoise UK;

b.	Expenses related to travel and lodgings must be borne by the recipient of an invitation to an event;

c.	An employee may not give or receive a gift if there is a reasonable possibility that it could be construed as an inducement related to investment business;

d.

A gift should not be excessive and should always be commensurate with the position of the recipient. Certain gifts may fall within the monetary guidelines of the Firm yet nevertheless be considered excessive or otherwise embarrassing or compromising;

e.	A gift may not be in the form of cash or securities;

f.	A gift given by an employee must be reimbursable by the Firm. An employee may not circumvent this policy by paying for a gift from his or her own money;

g.	Entertainment at which no Firm employee is in attendance, or which is unreasonably lavish under the circumstances, may be construed as a gift;

h.	No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any employee without the prior written approval of the CCO;

Directors and employees are also required to make an annual declaration stating that they have either reported all benefits given and received, or that they have not given or received any benefits, during the course of the year.

Where we have accepted gifts and benefits, made introducers payments or received goods and services from brokers we disclose the existence, nature and amount of any fee, commission or benefit. Where the amount cannot be ascertained, as can be the case for gifts or entertainment we disclose to our client the policy that we follow. We make relevant disclosure, prior to the provision of the service and otherwise on request from the client.

All goods and services received from brokers, whether paid for or not, must be pre-approved by the Compliance Officer, who will determine whether these services fall under the FCA and SEC’s definition of execution and research

All new clients will be notified of the goods and services that we pay for through dealing commission. At least annually, each client will be notified of the commission paid to each broker on dealing and the split between execution and research for that client.

H.	CONFLICTS OF INTEREST POLICY

Tortoise UK has a fiduciary duty to manage and deal on the best interests of its clients. FCA Principle 8 requires us to manage conflicts of interest fairly, both between itself and its customers and between a customer and another client.

SYSC 10.1 (SEC) requires the Company to take all reasonable steps to identify conflicts of interest between:

•	Tortoise UK (including its managers, employees or any person directly or indirectly linked to them by control), and a client of the Company; or

•	One client of Tortoise UK and another client

Accordingly, our Conflicts of Interest Policy is designed to identify, assess, manage and if appropriate, disclose all potential and actual conflicts of interest in our business.

This Policy is attached to the Tortoise UK Compliance Manual as Appendix 5.

I.	PROXY VOTING POLICY

On behalf of our clients, Tortoise UK generally invests in securities issued by public issuers, which are listed on securities exchanges. In relation to these investments, we have the authority to vote proxies on behalf of our clients in such securities.

Tortoise UK makes proxy voting decisions in accordance with these proxy voting policies and procedures to ensure that the Company is voting in the best interests of our clients. There may be situations in which Tortoise UK decides in the best interests of its client’s to deviate from these policies and procedures; in this event, it will document in writing the reason for the deviation.

Guidelines for Voting Proxies

Tortoise UK has a commitment to evaluate and vote proxy issues in the best interests of its clients. Tortoise UK will generally vote proxy proposals, amendments, consents or resolutions relating to client securities, including interests in private investment funds, if any, (collectively, “proxies”) in accordance with the following guidelines:

•	The Company will generally support a current management initiative if our view of the Issuer’s management is favorable;

•	The Company will generally vote to change the management structure of an Issuer if it would increase shareholder value;

•	The Company will generally vote against management if there is a clear conflict between the Issuer’s management and shareholder interest;

•	In some cases, even if Tortoise UK supports an Issuer’s management, there may be some corporate governance issues that Tortoise UK believes should be subject to shareholder approval; and

•	The Company may abstain from voting proxies when it is determined that the cost of voting the proxy exceeds the expected benefit to our clients.

Generally, all proxies are evaluated and voted on a case-by-case basis, considering each of the relevant factors set forth above. Tortoise UK, in all cases, will vote for any proposals that we believe will be most advantageous to our clients.

If an independent third party or a committee is utilised in making a decision to vote on a proxy, Tortoise UK will submit the proxy to such third party or committee for a decision. The Operations Manager will execute the proxy in accordance with such third party or committee’s decision and update the Company’s proxy recordkeeping.

Conflicts of Interest

There may be times in which conflicts may arise between the interest of the client and the interest of Tortoise UK. The Company will always strive to address such conflicts in the best interests of the client. If a perceived material conflict of interest arises in connection with a proxy vote, Tortoise UK may resolve such perceived material conflicts of interest as follows:

•	The Company may delegate the voting decision for such proxy proposal to an independent third party;

•	The Company may delegate the voting decision to an independent committee of partners, members, directors or other representatives of the client, as applicable;

•	The Company may inform the investors or account of the conflict of interest and obtain consent to (majority consent, in the case of a fund) vote the proxy as recommended by Tortoise UK; or

•	The Company may obtain approval of the decision from Tortoise UK’s senior management.

If a perceived material conflict of interest has been identified, the Chief Compliance Officer will maintain a written record of the resolution of the material conflict of interest and the determination of the proxy vote.

Recordkeeping

Tortoise UK will also maintain records relating to each proxy, including (i) the voting decision with regard to each proxy; and (ii) any documents created by the portfolio manager or others, that were material to making the voting decision.

Upon request, clients may receive a copy of Tortoise UK’s Proxy Voting Policy and how the Company voted its proxies.

J.	COMPLAINTS

Tortoise UK Limited (the “Company”) believes that reasonable and prompt handling of shareholder complaints is a key component of its shareholder services and public relations, and that proper handling of shareholder complaints is fundamental to delivering on its service objectives. This Complaints Policy documents how shareholder complaints will be handled in respect of the Company.

I.	Definition of Complaints

A complaint includes any statement, whether in writing or verbally, from a shareholder or the shareholder’s agent alleging a grievance against the Company or its agent in respect of actions or omissions undertaken on behalf of the Company. Examples of matters that may lead to a complaint include but are not limited to:

•	incorrect charges;

•	delays;

•	administrative errors;

•	investment advice;

•	failure to carry out instructions;

•	poor customer service;

•	misleading product information;

•	disputes over price/amounts payable; or
•	breach of agreement or contract.

A complaint does not include a request received to take a specific action or solve a specific problem.

II.	Procedures for Handling of Complaints

a.	General Process

The following steps outline the general process for handling complaints:

•	Receipt

•	Recording

•	Notification to complainant of receipt of complaint

•	Investigating

•	Determining correct course of action

•	Notification to complainant of proposed remedy and how this will be achieved

•	Assessing complainant satisfaction

•	Determining next steps if complainant is unsatisfied

•	Notifying complainant of right to refer the matter to the Central Bank or requisite authority

b.	Receipt of Complaints

Complaints may be received by the Company from its clients or from the Distributor or the Administrator of its clients. All complaints received shall be forwarded to the Administrator. Complaints may be made by its clients free of charge.

In the event that the Administrator receives what it believes to be a verbal complaint, it shall immediately inform the Company of the matter. The Company in conjunction with the Administrator as appropriate, shall determine whether the matter constitutes a complaint.

c.	Response to Complaints

The Company shall respond to the complainant, either directly or through the Administrator, acknowledging receipt within 24 hours of receipt of the complaint. Such response shall indicate that the Company are investigating the complaint and will provide a response within five business days.

Within five business days of receipt of the complaint, Company shall respond to the complainant in writing.

d.	Maintenance of Complaints File

All complaints received in writing shall be maintained by the Company. In addition, all complaints, no matter whether received in writing or verbally shall be documented in a centralised complaints log. Such complaints log shall also include, at a minimum, the following information:

•	complainant contact name, contact details, and account number

•	date and time complaint received

•	description of form of complaint (written, verbal, etc.)

•	general description of the substance of the complaint

•	all written correspondence or a description of any verbal correspondence between the Company and the complainant

•	details of the response or redress offered by the Company

•	any compliance, regulatory, or franchise impact resulting from the complaint

•	any other additional information.

III.	Availability of Complaints Policy

The Company shall provide to its investors a description, which may be provided in summary form, of the Complaints Policy free of charge.

K.	ANTI-BRIBERY POLICY

The Bribery Act 2010 establishes four categories of offence:

1.	Bribing another person;

•	Offer, promise or give to another a financial or other advantage in connection with a person performing a function improperly.

2.	Being bribed;

•	Request, agree to receive or accept a financial or other advantage in connection with a person performing a function improperly.

3.	Bribing a foreign public official (“FPO”) or offering a financial advantage;

•	With the intention of influencing the FPO in his capacity, in order to obtain or retain business or an advantage in the conduct of business.

4.	Failure of a commercial organisation to prevent bribery

•

An associated person bribes another person intending to obtain or retain business or an advantage in the conduct of business for an organisation AND there are no adequate procedures in place to prevent bribery.

The first three offences are capable of being committed by an individual or an organisation, whilst the fourth can be committed by an organisation only.

The Bribery Act 2010 covers bribery of private persons as well as public officials, removes the requirement to prove a corrupt intent and introduces the corporate offence of failing to prevent bribery. Facilitation payments remain illegal under the Act, even if they are permitted by local custom.

The penalties for the act of bribery include 10 years’ imprisonment and an unlimited fine for individuals and an unlimited fine for companies. The senior management is also guilty of the same offence as the organisation it manages, if it consented to the offence.

The proceeds derived from acts of bribery are likely to be considered as “criminal property” for the purposes of UK anti-money laundering legislation and should be reported to the Serious Organised Crime Agency (“SOCA”). Failure to do so may result in up to five years’ imprisonment and an unlimited fine. The penalties for money laundering are up to 14 years’ imprisonment and an unlimited fine.

Failing	to prevent bribery

The offence of failing to prevent a person associated with the organisation from bribing another person on its behalf applies only to “commercial organisations”. This includes entities incorporated in the UK, regardless of where they conduct their business and entities incorporated outside of the UK that conduct their business in the UK. An “associated person”, in accordance with Section 8 of the Bribery Act 2010, includes a person who performs services for or on behalf of the organisation regardless of their capacity. This will generally include employees, agents, subsidiaries and joint venture partners.

It is a defence to demonstrate that, despite the bribery taking place, the organisation had “adequate procedures” in place to prevent bribery.

Defence - adequate procedures

The adequacy of the procedures will depend on the risks faced by an organisation. Small companies are not generally required to implement policies as extensive as those of large multi-national organisations and, where no risk of bribery exists, an organisation will not be required to have any anti-bribery procedures in place (although this is unlikely to be the case for most organisations and would be very difficult to prove without the organisation having conducted, and documented, a review of its bribery risks).

Principles

The guidance published by the Ministry of Justice2 (“the Guidance”), recommends that organisations adopt a risk based approach to managing the risk of bribery and has established six key principles to assist organisations in developing robust policies and procedures. The principles are as follows:

1.

Proportionate procedures - the organisation should develop clear and precise policies and procedures to reduce the risk of bribery. These should be proportionate to the risk associated with the size, nature and complexity of the business and its activities and should establish clear reporting lines and methods of escalating any issues identified.

2.

Top level commitment - the culture of the organisation should be seen to flow from senior management down. It is therefore important that the top-level management (board of directors, partners, governing body, etc.) takes responsibility for communicating the organisation’s anti-bribery stance and ensuring that it is adhered to.

[2]	“Guidance about procedures which relevant commercial organisations can put in place to prevent persons associated with them from bribing”.

3.

Risk assessment – thorough assessments of the risks faced by the organisation should be conducted on an ongoing basis. These assessments should take into account both the internal and external risks of bribery. In particular, transactions conducted in riskier jurisdictions or with foreign public officials should warrant a higher degree of assessment.

4.	Due diligence – where risks are identified, appropriate investigations should be conducted to ensure bribery is not occurring. These will include a review of all associated persons.

5.

Communication (including training) – the communication of the organisation’s policies and procedures is as important as the policies themselves and this should be evidenced. The senior management should ensure that all associated persons are aware of the organisation’s policies and procedures and agree to comply with them, or have adequate policies and procedures in place. Training should also be conducted for all staff initially when they join the firm and then on an ongoing basis as necessary.

6.

Monitoring and review – the policies and procedures should be reviewed annually and updated where appropriate. The organisation should also incorporate bribery into its internal monitoring programme and record any incidents and actions taken.

Policies and Procedures

None of the Directors of Tortoise UK Limited, nor its employees may give, agree to give or offer any benefit or other consideration to any person, including a public official or an employee in the private sector, as an inducement or reward for that person doing or not doing an act in relation to his principal affairs or business.

It is an offence just to offer such a gift or other consideration whether or not the offer is accepted or acted upon. The provision or acceptance of cash gifts is strictly prohibited. It should be noted that this is an area that is being closely scrutinised by the FCA and the Serious Fraud Office.

None of the Directors of Tortoise UK Limited nor its employees may request, agree to receive or accept any benefit or other consideration from any person as an inducement or reward for doing or not doing an act in relation to his principal affairs or business.

In the event that such an offer is received, the individual concerned should report that fact to the CCO.

Risk Assessment

The Firm is dedicated to ensuring that it adequately assesses and categorises risk appropriately, based on the following five key areas:

•	Country Risk;

•	Sectoral Risk;

•	Transaction Risk;

•	Business Opportunity Risk; and

•	Business Partnership Risk.

Country risk - The Firm assesses each jurisdiction in which it conducts business against Transparency International’s Corruption Perceptions Index (“TI List”). The TI List can be found at the following link: http://cpi.transparency.org/cpi2011/. Activities conducted in jurisdictions with a lower score are categorised as significantly riskier than those conducted in jurisdiction with a higher score.

Sectoral risk - Following on from a Country Risk analysis, the Firm then assesses the risk of bribery in the sector in which it operates for the relevant jurisdiction. This is completed by contacting industry representatives, embassies and Chambers of Commerce. The results of the Country Risk and Sectoral Risk analysis are used to determine a base risk rating.

Transaction risk - The Firm monitors transactions to ensure that riskier transactions are identified and monitored closely for any indications of bribery. This will include any large transactions, a large number of small payments, unusual, complex or secret payments, transactions involving multiple counterparties, those requiring local government permission, etc. The Firm ensures that all its associated persons are aware that it does not condone any form of bribery and that any suspicions it may have of bribery will allow the Firm to conduct an audit of that associated person’s books and terminate the contract at the Firm’s discretion. This is evident from the contracts the Firm enters into and how it conducts its business.

Business Opportunity risk - The Firm regularly assesses its internal risk of bribery. In order to minimise this risk the Firm ensures that:

•	The Board of Tortoise UK Limited actively express a commitment to reducing the risk of financial crime, including bribery and corruption.

•	Policies and procedures are reviewed annually.

•	Staff members are provided with relevant, understandable and effective training.

•	It prohibits the provision of cash to staff (apart from de minimis amounts to cover small incidental expenses).

•	It prohibits the receipt or giving of cash gifts.

•	Checks are completed when recruiting new staff members that are proportionate to their respective roles, for example, CRB checks.

•	There is annual monitoring of staff members’ fitness and propriety and financial soundness.

•	The Firm maintains clear and confidential anti-bribery reporting lines.

•	Remuneration structures are designed to avoid incentivising staff to gain business through bribes.

•	The Risk Register is regularly reviewed by senior management, which includes the Firm’s exposure to financial crime risk and the systems and controls in place to mitigate this risk.

•	Risk based approvals are required for third party payments and documentation demonstrating a clear understanding of the rationale behind all payments.

Business Partnership risk - The Firm conducts due diligence on all persons that perform services for the Firm or on the Firm’s behalf. In each case, the Firm ensures, prior to transacting any business, that it is satisfied that the associated person will not engage in bribery.

The Firm categorises associated persons into two categories:

Lower risk – this includes: regulated firms, firms subject to equivalent local rules, firms with which it has a trading history, and personal contacts.

Higher risk – this includes: firms in high risk jurisdictions, unregulated firms, individuals, new start-ups and firms not subject to equivalent local rules.

Due diligence

Purpose – the purpose of conducting due diligence is to collect sufficient and effective information on an associated person (who will provide services for the Firm or on the Firm’s behalf) in order to analyse the risk of bribery from conducting business with that associated person. This due diligence should be used to determine a risk rating for that associated person and the level of monitoring the business relationship requires.

Controls – the extent of the controls required will vary depending on the risk the associated person presents, but is likely to include:

•	Sanctions check – all relevant information obtained should be checked against the HM Treasury sanctions list. This can be found using the link below:

http://www.hm-treasury.gov.uk/fin_sanctions_index.htm

•	Due diligence questionnaire – this should be carefully drafted to elicit honest responses with information that you can verify and use. Common questions include:

•	Identifying the beneficial owners of the associated person, senior management and supervisory personnel servicing your account.

•	Identifying where the associated person operates (i.e. does this include any sanctioned countries).

•	Requests for customer references.

•	Onsite visit where possible.

•	Any relevant judicial or regulatory findings.

•	Any connections with government officials.

•	Enquiring into the associated person’s controls to avoid bribery (see below).

•

Clear statement of work – this should include fees, costs, commissions, etc. It is important to monitor the statement of work to ensure that the business relationship does not stray from this without reasonable explanation (which must be verified). The agreed statement of work must be in line with the market norms, both to ensure that the Firm is obtaining good value and that there is not a significant excess which could represent bribery.

•	Research – good sources of independent information include internet searches, local relevant authorities, business contacts, etc.

•

Follow up – any information received should be followed up and verified. It is unlikely that a firm which obtains information but fails to do anything with it will be treated any differently to a firm that does no due diligence. Examples of good follow-up include checking references, obtaining copies of associated person’s anti-bribery policies and procedures and examples of employment contract/contractual provisions, etc.

•

Commitment to anti-corruption – part of good due diligence is determining whether an associated person has a serious commitment to anti-corruption. This may, where possible, mean obtaining a copy of the associated person’s anti-bribery policy, although not every jurisdiction will require firms to have such a policy. You should also enquire about any training individuals receive, governance statements, hiring processes, etc. Again, it is important to verify any information obtained.

•

Commercial awareness – it is important to consider whether local agents are required, the expertise of the agent, whether the agent will be engaging with the local government, are the fees incurred reasonable and can they be justified. In terms of verification, this could simply involve someone else in the firm reviewing the information obtained and determining the market value for the services received.

•

Review – only completing due diligence at the start of a business relationship is insufficient. It should be an ongoing process, reviewed regularly. High risk associated persons will require due diligence on a more frequent basis than those with a lower risk rating. High risk associated persons should be reviewed on an annual basis and low risk on an bi-annual basis.

EMPLOYEE OBLIGATIONS

The Firm requires all employees to comply with its policies and procedures. Any breach of such these may result in disciplinary action by the Firm and potentially criminal prosecution. The Directors of Tortoise UK Limited have appointed the CCO to take overall responsibility for the implementation and continued monitoring of the Firm’s anti-bribery policy.

All employees must report any concerns or suspicions of actual, attempted or suspected bribery to the CCO. All reports will be fully investigated and reported to the Directors of Tortoise UK Limited.

It is important that you do not discuss your concerns or suspicions with anyone other than Lisa Anderson, regardless of their seniority. The only exception is if your concerns relate to Lisa Anderson. In these circumstances you should discuss your concerns with Lisa Anderson.

FREQUENTLY ASKED QUESTIONS

How do I determine whether something amounts to a bribe?

The relevant test is whether a reasonable person in the UK would consider the advantage offered, promised, given or received is for the intention of ensuring, or may reasonably be expected to result in, the improper performance of a function or activity.

Could a firm based outside the UK be caught by the Bribery Act?

Yes. If some or part of the Firm’s business is carried out in the UK, the Firm could be caught under the Act. This includes a subsidiary, a branch, an agent, etc.

Are activities conducted outside the UK within the scope of the Act?

Yes, if your Firm is caught by the Act.

Is the private sector caught by the Act?

Yes. The offence of bribery applies to any function of a public nature, connected with a business, performed in the course of a person’s employment or performed on behalf of a firm or another body or other persons. It therefore applies to both the public and private sectors.

Can firms offer corporate hospitality and gifts under the Act?

The Guidance confirms that hospitality and gifts made in good faith, with the intention of establishing cordial relations, are not caught by the Act. However, where the intention is to gain a financial or other advantage this can amount to a bribe. It will generally depend on the type and level of the advantage offered, the manner and form in which the advantage is provided and the level of influence the individual receiving the benefit has over the business decision.

As a general rule, hospitality and gifts which are proportionate and reasonable to a firm’s industry are very unlikely to be caught under the Act. The Guidance includes examples of reasonable hospitality such as tickets to sporting events (e.g. Wimbledon or a Grand Prix), dinner and reasonable travel expenses.

Has the stance on facilitation payments changed?

No. Facilitation payments remain illegal under the Act. The guidance acknowledges that facilitation payments are part of normal business in some parts of the world. To that extent, the Guidance refers to the guidance issued by the Director of the Serious Fraud Office and the Director of Public Prosecutions (“SFO/DPP Guidance”), which outlines how the offence is likely to be prosecuted.

The SFO/DPP Guidance states that where there is sufficient evidence of bribery (a facilitation payment) the prosecutors will consider whether a prosecution is required in the public interest. In determining this, the prosecution will have regard to:

•	The size of the payments;

•	Whether the payments are planned for and part of a standard way of conducting business;

•	Whether the firm has adequate policies and procedures in place to deal with requests for facilitation payments; and

•	Whether the individual making the payment was in a vulnerable position.

Can I rely on a third party to conduct due diligence on my behalf?

Yes, although you will first need to conduct a risk assessment on the third party. You should also obtain copies of any due diligence obtained on your behalf as part of your monitoring.

Are businesses required to renege on existing arrangements, where they are not satisfied that an existing associated person has adequate anti-bribery procedures?

The Guidance makes specific reference to granting “due allowance” to firms that have existing arrangements with associated persons. This applies in the short term to the requirement that associated persons have adequate anti-bribery procedures in place. Firms should ensure at the first reasonable opportunity that all associated persons adopt adequate anti-bribery procedures.

Is a non-UK parent with a UK subsidiary caught by the Act?

In determining whether a non-UK parent is caught by the rules, a firm will need to consider the degree of independence the subsidiary has from its parent. Relevant considerations are likely to include:

•	The influence the parent entity has over the general activities of the subsidiary and how often this influence is exercised;

•	How the subsidiary is supported financially;

•	The business activities of the parent and subsidiary; and

•	The reporting lines in the subsidiary.

What is the extent of a firm’s liability for the actions of associated persons? Employees

A firm will be liable for the actions of an employee, where it has failed to ensure that it has adequate policies and procedures in place (adequacy of procedures is discussed above).

Contractors

In terms of liability for the actions of contractors, these may be caught by the definition of associated persons if they are performing services for or on behalf of the Firm. The Guidance accepts that firms may only have influence over the relationship with their contractual parties and there may be a series of subcontractors. It is likely that these subcontractors would be providing services to their counterparty and not the Firm and hence would fall outside the scope of the definition of associated persons. The Guidance suggests conducting risk-based due diligence and incorporating anti-bribery provisions into contracts with associated persons, requiring them to adopt the same provisions with the next party in the chain.

Joint Ventures

With regard to a joint venture, where this is in the form of a separate legal entity, a member of that joint venture may be liable if the joint venture is providing services to the member and a bribe is paid with the intention of benefiting the member. However, an indirect benefit through an investment in the joint venture is unlikely to be caught. Joint ventures in the form of a contractual relationship are slightly different. Ordinarily, a bribe paid by an employee of a participant to a joint venture will be presumed to be for the benefit of the employer. The fact that the other participant may benefit indirectly is unlikely in itself to amount to an offence, although the degree of control the participant has over the arrangement will also be considered.

What are the key risks for Funds?

•	Marketers - the Firm should ensure that it has policies and procedures in place to ensure that potential investors are not improperly influenced to invest in the funds.

•	Hospitality – any gifts and entertainment should be proportionate and reasonable to the industry. Adherence to a suitable gifts and entertainment policy should mitigate this risk.

•

Agents and Consultants – the Firm may be liable for the actions of any agents or consultants it appoints to the performance of services for or on behalf of the Firm. This is particularly risky where the Firm is conducting business in a foreign jurisdiction.

What are the key risks for Private Equity firms?

•	Fundraising – the Firm should ensure that it has policies and procedures in place to ensure that potential investors are not improperly influenced to invest in the funds.

•

Placement Agents – the Firm must ensure that anyone providing a service for or on behalf of the Firm does not engage in bribery. Demonstrating that Placement Agents have adequate anti-bribery policies will discharge this potential liability.

•	Deal Origination – the Firm must ensure that counterparties or co-investors are not improperly influenced to deal with the Firm.

•

Portfolio Companies – the Firm may be liable for the actions of a portfolio company, where the act of bribery relates to the performance of services for or on behalf of the Firm and is committed with the intention of securing a business advantage for the Firm.

L. ANTI-FRAUD POLICY

Introduction

Fraud is the act of obtaining by deception money or assets belonging to another which will benefit the fraudster and expose the victim to a loss. Fraud may be committed against individuals and firms, for example, through:

•	the use of false or stolen identities to defraud financial services organisations; or

•	the use of the internet, for example, the setting up of websites purporting to belong to a reputable institution.

The FCA requires firms to take reasonable care to establish and maintain effective systems and controls for countering the risk that the firm might be used to further financial crime.

1.	Preventing Fraud

Tortoise UK has adopted policies and procedures to detect and respond to fraud in a timely and effective manner. All staff are required to fully co-operate with any investigations and ensure that they adhere to Tortoise UK’s policies and procedures at all times.

There are numerous ways the Tortoise UK protects itself against fraud, which include:

•	Established and clear reporting lines;

•	Regular analysis of risks;

•	Appropriate internal procedures covering all areas of the business;

•	Segregation of duties;

•	Employment screening;

•	Taping and monitoring of phone calls;

•	Staff training;

•	Compliance monitoring programme;

•	Detailed KYC processes; and

•	IT security measures.

The above bullet points are expanded on elsewhere in this Manual.

All staff should be aware of the key indicators of fraud, which include:

•	Increased levels of stress without a high workload;

•	Lifestyle not commensurate with salary;

•	Reluctance to take annual leave;

•	Results ‘too good to be true’;

•	Reported and forecast figures the same or similar; and

•	Complex or unique business arrangements.

It should be noted that no single or multiple indicators necessarily mean an individual is involved in fraud, but should be considered in conjunction with any suspicious behaviour.

It is the responsibility of every employee to take an active role in the prevention of fraud. Tortoise UK has policies and procedures below to assist you in helping to prevent fraud. In addition, training will be provided both initially and on an annual basis.

2.	Policies and Procedures

All staff members must report any concerns or suspicions of actual, attempted or suspected fraud to the Chief Compliance Officer. They will verify and investigate any suspected instances of fraud, escalating any concerns to senior management, if appropriate in accordance with the Fraud Response Plan below. All discussions with the CCO in this regard will be kept confidential.

It is important that you do not discuss your concerns or suspicions with anyone other than the CCO, regardless of their seniority.

3.	Fraud Response Plan

In determining whether to launch a full investigation into the suspected fraud, the CCO will consider:

•	The evidence readily available (i.e. that which can be collected without alerting the individual/s that he/she is being investigated);

•	Any potential motives the individual/s may have;

•	The type and size of the suspected fraud;

•	The risk to the business; and

•	The individual/s’ access to sensitive information and/or systems and controls.

If the CCO is satisfied that there are reasonable grounds to suspect fraud, a fraud committee will be established. The CCO will lead the investigation and involve senior people from different teams (e.g. compliance, legal, HR, IT, audit, security), as appropriate and on a need to know basis.

The type of investigation will be largely dependent on the type of suspected fraud (e.g. expenses fraud, payroll fraud, target manipulation, funds diversion, data theft and asset theft), but is likely to include:

•	Establishing a list of evidence to be gathered and task staff with the delivery by a certain date;

•	Restricting the suspected individual/s’ access to e-mails, systems and controls, and sensitive information;

•	Suspending the suspected individual/s with pay during the investigation;

•	Securing evidence;

•	Conducting formal interviews with relevant staff members; and

•	Identifying and targeting any areas of weakness.

It is important that HR are fully involved throughout the investigation and consulted before any action is taken. The CCO should also inform Tortoise UK’s professional indemnity insurers, consult clients and hold internal discussions with staff members. A report from the fraud committee should be presented to the ExCo, outlining the findings of the investigation and any systemic areas of weakness. If there is evidence of fraud, Tortoise UK should obtain legal advice before proceeding with any action against the individual/s involved. Where the report highlights any systemic areas of weakness, measures should be immediately adopted to strengthen these controls.

M.	WHISTLEBLOWING POLICY

The ExCo of Tortoise UK are committed to maintaining the highest standards of honesty, openness and accountability, and recognise that all Directors of the Firm and other members of staff have an important part to play in achieving this goal.

Employees will usually be the first to know when someone inside, or connected with, an organisation may be doing something improper, but may feel apprehensive about voicing their concerns. This may be because they feel that speaking up would be disloyal to their colleagues or to the organisation itself. Or it may be because they do not think that their concerns will be taken seriously or they are afraid that they will be penalised in some way. However, the Firm does not believe that it is in anyone’s interest for employees with knowledge of wrongdoing to remain silent.

The Firm takes all malpractice very seriously, whether it is committed by senior managers, staff members, suppliers or contractors. This Manual sets out a procedure by which staff can report their concerns.

a.	The Public Interest Disclosure Act 1998

The Public Interest Disclosure Act 1998 amends the Employment Rights Act 1996 to give protection from victimisation and dismissal to individuals who make certain disclosures in the public interest.

In normal circumstances a “qualifying disclosure” is one which satisfies the three criteria below:

a.	It is made in good faith;

b.	It is made in the reasonable belief that the information disclosed tends to reveal one or more of the following:

•	That a criminal offence has been, is being or is likely to be committed;

•	That there has been, is or is likely to be a failure to comply with a legal obligation;

•	That the health or safety of any individual has been, is being or is likely to be endangered;

•	That the environment has been, is being or is likely to be damaged; and

•	That there is information that shows that one of the above has been, is being or is likely to be concealed.

c.	It is made to one of the following:

•	The employer (or the person specified by the employer under any internal whistleblowing procedure);

•	Where the disclosure concerns the actions of a person other than the employer, that person;

•	If the disclosure is made in the course of obtaining legal advice, a legal adviser (the requirement of “good faith” does not apply here);

•	In the case of employers of Non-Departmental Public Bodies, the relevant Government Minister; and

•	Where the employee additionally believes that the allegation, and any information contained in the allegation, is substantially true, a person or body prescribed by the Secretary of State.

Notwithstanding the Public Interest Disclosure Act 1998, all staff members remain obligated to follow compliance reporting procedures, as outlined in this Manual and any other Firm policy documents.

b.	Reportable activities

It is not possible to give an exhaustive list of the activities that constitute malpractice but, broadly speaking, the Firm would expect you to report the following:

•	Criminal offences;

•	Failure to comply with legal obligations;

•	Miscarriages of justice;

•	Actions which endanger the health or safety of staff members or the public;

•	Actions which cause damage to the environment; and

•	Actions which are intended to conceal any of the above.

It will not always be clear that a particular action falls within one of these categories and the Directors and employees of the Firm must use their own judgement in this regard. However, the Firm would prefer staff members to report their concerns rather than keep them to themselves. If a report is made in good faith, then, even if it is not confirmed by an investigation, the initial concern will be valued and the member of staff will not be liable to disciplinary action. If a false report is made, maliciously or for personal gain, then disciplinary action may result.

This procedure is not a substitute for the Firm’s grievance procedure. This should be used if members of staff have a complaint or concern in relation to any internal procedure or action which affects their employment directly.

c.	Making a report

A report may be made either verbally or in writing. The Firm would normally expect concerns to be raised internally with Lisa Anderson who is the Chief Compliance Officer and MLRO of Tortoise UK.

The CCO may request that the reporting member of staff clearly sets down their concerns in writing, together with any evidence supporting their concerns. Notwithstanding this internal Whistleblowing Policy, any suspicion of Money Laundering or related Financial Crime must be reported to the MLRO.

The Firm does not expect the individual making the report to have absolute proof of any alleged malpractice. However, they will need to be able to show the reason(s) for their concern.

The Firm will do everything in its power to keep the identity of the reporting individual secret, if they so wish. However, there may be circumstances where their identity needs to be disclosed, for example, if the report becomes the subject of a criminal investigation, wherein they may be needed as a witness, or where their identity needs to be disclosed to the regulatory authorities. Should this be the case, the matter will be discussed with the individual at the earliest possible opportunity.

d.	Investigating reports

Once a report has been made, the Firm will acknowledge receipt of it within one business day. The Firm will endeavour to deal with any concerns raised under this procedure quickly and efficiently.

The Firm will need to make preliminary enquiries to decide whether a full investigation is necessary. If such an investigation is deemed necessary then, depending on the nature of the misconduct, the initial concerns will be either:

•	Investigated internally (by senior management); or

•	Referred to the appropriate external person (for example, the Firm’s external auditors, the FCA or the police) for investigation.

Subject to any legal constraints, the Firm will inform the reporting member of staff of the outcome of the preliminary enquiries, full investigation and any further action that has been taken.

If the reporting member of staff is unhappy with the outcome of an investigation, the Firm would prefer that a separate report be submitted explaining why this is the case. The fresh concerns will subsequently be investigated where there is good reason to do so.

The reporting individual may not think that this process is appropriate and may want to raise their concerns directly with an external organisation, such as the Financial Conduct Authority, who is the regulator of Tortoise UK. It is, of course, open for them to do so, provided that they have sufficient evidence to support their claim, and their contact details are provided below:

Financial Conduct Authority

The FCA’s direct whistleblowing number is: 020 7066 9200

The FCA’s direct email address: whistle@FCA.gov.uk

For further information, see:

http://www.fca.org.uk/site-info/contact/whistleblowing

Letters should be sent to:

Authorisation Intelligence Department (Ref.: PIDA)

Financial Conduct Authority

25 The North Colonnade

Canary Wharf

London

E14 5HS

The Firm strongly advises that, before concerns are reported externally, independent advice is sought from the following:

Public Concern at Work

Suite 306

16 Baldwin’s Gardens

London

ECIN 7RJ

Tel: 020 7404 6609

www.pcaw.co.uk

While the Firm cannot guarantee that it will respond to the report in the way that the reporting individual might wish, it will try to handle the matter fairly and properly. This will be achieved by using the above procedure.

N.	PREVENTION OF CRIMINAL FACILITATION OF TAX EVASION

The UK Government HM Revenue & Customs (HMRC) updated its draft guidance during October 2016 on the Criminal Finances Bill imposing criminal liability on businesses that fail to prevent their employees, agents and other associated persons (“Associated Persons”) from facilitating tax evasion. The Criminal Finances Act reached Royal Assent on 27 April 2017 and the Bill came into force by September 2017. It introduced two new corporate offences relating to prevent Associated Persons from:

•	Facilitating UK tax evasion

•	Facilitating foreign tax evasion

Relevance to Firms

The offences apply to all business entities including:

•	Fund Managers

•	Funds of funds

•	Special purpose vehicles

•	Custodians

•	Administrators

•	Fund Service Providers

The above offences are founded on three components:

•	Criminal tax evasion by a taxpayer (either an individual or a legal entity) under existing law;

•	Criminal facilitation of the tax evasion by an Associated Person of a Relevant Body (while acting in the capacity of an Associated Person);

•	Failure by the Relevant Body to prevent its Associated Person from committing the criminal facilitation act

Tax evasion in relation to foreign tax

HMRC stipulates that two additional criteria must be met where the tax evasion is in relation to foreign tax:

•	The Relevant Body must have sufficient UK nexus, for example, incorporated or conducting business in the UK) or its Associated Person must have carried out the criminal facilitation in the UK; and

•	Dual criminality-the conduct of the tax payer and the facilitator must be recognised as criminal in both the UK and jurisdiction to which the foreign tax relates.

Who is a Relevant Body?

A “Relevant Body” may be a body corporate or a partnership (wherever incorporated or formed) or a firm or entity of similar character formed under the law of a foreign country;

Who is the Associated Person?

A person will be acting in capacity of a person associated with a Relevant Body where the person is:

(a) an employee of the Relevant Body acting in the capacity of an employee;

(b) an agent of the Relevant Body acting in the capacity of agent; or (c) performing services for or on behalf of the Relevant Body and acting in the capacity of a person performing such services

PRINCIPLES AND APPLICATIONS

The Firm, following discussions with Optima Partners (its Compliance Consultants), has put in place procedures to prevent incidences of facilitating tax evasion using the 6 guiding principles set out by the HMRC:

Risk assessment

•

The Firm considers the risk of tax evasion as part of its assessment of country risk of the funds it manages, including whether the country subscribes to the Common Reporting Standard, sectoral risk, transaction risk, business opportunity risk, business partnership risk, product risk and customer risk.

•	With respect to the funds which the Firm manages, the funds’ administrators are expected to carry out additional tax risk assessments within KYC and AML for existing and new underlying investors

•	The Firm documents this as part of its due diligence visits and updates with the administrator

•	The Firm records incidences of where the administrator raised concerns over an investor and how it was investigated

•	The Firm must be satisfied that the controls in place by the administrator are in line with its Tax Evasion policy

•	The Firm has managed accounts, and therefore carries out in-house tax evasion risk assessment for these during the opening of the account, and periodically thereafter

•

Where the Firm engages with a 3rd party (marketing materials, promotions, consultants, acting as Associated Persons) it includes a confirmation note within the agreement or engagement letter that the 3rd party is also assessing and mitigating the risks of tax evasion

•	The Firm’s Tax-Evasion Risk Assessment Register identifies the motive, risk, means and opportunity for an Associated Person to commit tax evasion and lists the mitigating actions

•	The Firm’s Tax-Evasion Risk Assessment identifies where existing procedures or the Firm’s business culture may add to the risk of tax evasion and lists the mitigation actions

Proportionality of risk-based prevention procedures

•	The Board of Directors of Tortoise UK are committed to understanding and articulating the approach to mitigating tax evasion risks to all staff

•	The Board of Directors has implemented a strategy to ensure that all staff are trained and understand tax evasion policies

•	There are designated internal personnel who have the responsibility of implementing any tax-evasion policies or working practices across the business

•	The implementation (training programmes, website updates etc) are accountable to the Governing Body

•	The Board has the responsibility of oversight and maintains tax evasion policy and procedures at its annual meeting as a review item

•	The Firm maintains a register which records incidences of suspected and actual wrongdoing, and what action was taken

•	Where suspected tax evasion has been highlighted by an employee, the Firm will protect whistle-blowers in line with its existing whistle-blowing protection policy

Top level commitment

•

Senior management at Tortoise UK endorse and uphold tax evasion policies, and take responsibility for implementing firm-wide prevention measures, the assessment of risk, the adherence to disciplinary measures and continued commitment to the whistleblowing process to include matters regarding tax evasion by Associated Persons

•	The Firm’s Board of Directors have in place a clear escalation process for raising internal tax evasion concerns.

•	The Firm ensures they receive adequate information from their 3rd parties on their respective commitment to preventing tax evasion

•	Materials attesting to this from 3rd parties are recorded on an audit trail

•	The Firm’s Governing Body document concerns where 3rd parties do not demonstrate sufficiently strong adherence to the principles of HMRC tax evasion and what decisions or actions were made

Due diligence

•	The Firm conducts an initial assessment of its counterparties using its tax risk assessment

•	Based on the outcome of the risk assessment, the Firm conducts a due diligence process on its counterparty’s adherence to UK tax evasion policies and this is recorded in an audit trail

Communication (including training)

•	The Firm’s Tax Evasion policy is to be approved at Board Meetings

•

The Firms procedures for preventing tax evasion are embedded into the business culture through staff onboarding and communicated to external parties in engagement letters, terms of business and in due diligence correspondence

•	The Firm has a zero tolerance policy on any reported breaches and maintains an open-door policy for employees who wish to ask questions

•	The Firm produces clear and robust external communications with new clients and other 3rd parties (including service providers) on its tax evasion policy

Monitoring and review

•	As the risks related to tax evasion vary over time, the Firm conducts reviews of its procedures including internal staff training, as outlined here.

•	The Firm has qualified personnel to generate and monitor internal feedback and keeps abreast of developments or updates as given by the HMRC and industry best practices

•	The Firm maintains an audit trail of all compliance training, with signed registers containing dates and names of staff who attended

Further disclosures on fund documents

•

The Firm will provide additional disclosures on tax evasion compliance policy and procedures in fund documents and investor side letters, and is aware that this assists their investors with their due diligence

•	This may include making these additional disclosures on the marketing documents and offering memoranda as appropriate

2.	APPENDIX - BROKER CONFIRMS INSTRUCTION

TORTOISE UK LIMITED

LETTER OF RELEASE

[DATE]

[NAME OF BROKER]

[COMPANY]

[ADDRESS]

Re:	Request for Duplicate Confirmations and Statements

Dear [                    ]:

Please be advised that [EMPLOYEE NAME] is currently employed by Tortoise UK Limited (“Tortoise UK”). [MR./MS. EMPLOYEE LAST NAME] has disclosed to us the opening/maintenance of an employee or employee-related brokerage account at your firm. Tortoise UK consents to the maintenance of this account.

Kindly forward all future duplicate confirmations and statements for the employee or employee-related account(s) listed below:

[EMPLOYEE NAME] Account No. [                    ]

To:  Tortoise UK Limited

    Burdett House

    15 Buckingham Street

    London WC2N 6DU

    Attention: Chief Compliance Officer

This letter shall also serve as notice that [MR./MS. EMPLOYEE LAST NAME] has consented to the mailing of duplicate confirmations and statements to Tortoise UK as instructed above.

Should you have any questions or require any additional information, please do not hesitate to contact Lisa Anderson at 020 7451 2929.

Very truly yours,

[Employee Name]	Lisa Anderson
General Counsel

3.	APPENDIX - HOLDINGS REPORT

INITIAL AND ANNUAL HOLDINGS REPORT

Type of Report (check one)

•	Initial Holdings Report

•	Annual Holdings Report

In compliance with Rule 204A-1 and Tortoise UK’s Code of Ethics, please complete this form by reporting your Reportable Security holdings or brokerage accounts in which you have a direct or indirect beneficial ownership. This form must be current as of a date not more than 45 days prior to the day the report is submitted. Please complete and submit this form to the CCO no later than ten (10) business days after employment with Tortoise UK.

Each Employee is required to prepare and submit to the CCO a list, stating (i) all brokerage accounts in the name of the Employee or the Employee’s immediate Family Members, (ii) all brokerage accounts in which any of such person’s has a beneficial or fiduciary interest, and (iii) all other brokerage accounts in which he/she exercises any investment discretion.

Exceptions to Reportable Security Holdings:

An Employee of Tortoise UK is not required to report the following types of financial products:

•	Direct obligations of the U.S. or UK government such as treasury securities;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares of open-end investment companies (mutual funds) that are not affiliated, advised or sub-advised by Tortoise UK;

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are Clients advised or sub-advised by Tortoise UK;

•	Purchases or sales effected in any account over which the Employee has no direct or indirect influence or control;

•

The acceptance of stock dividends resulting from securities already owned; the reinvestment of cash dividends resulting from securities already owned under a dividend reinvestment program or the participation in an automatic investment plan for the purchase of securities already owned. (Note: The initial purchase or establishment of an automatic investment plan must be pre-cleared.);

•

Purchases effected upon the exercise of rights issued by a security’s issuer pro rata to all holders of a class of securities, to the extent such rights are acquired directly from the issuers thereof, and sales of such rights;

•	Exercising rights to exchange or convert securities, but only when those rights have been acquired in accordance with the Policy;

•

Futures in which the underlying security is a publicly traded index fund, or index based unit investment trust listed on a national securities exchange; or retirement plans if the Employee does not have discretion over single stocks and is unable to purchase or sell single securities through such plans.

I.	Securities Accounts

Name of Broker/ Dealer or Bank	Account Title	Account Number

☐	I acknowledge all my securities holdings are in my designated brokerage account(s)

II.	Reportable Securities

Title of Security/ Issuer	Type of Security	Ticker/ CUSIP	No. of Shares	Principal Amt

☐	I acknowledge that the securities reported are current as of date and the information is accurate, to my knowledge.

☐	I have no security holdings to report.

Employee Signature	Print Name	Date

TORTOISE UK LIMITED

QUARTERLY TRANSACTION REPORT

Name of Employee:
Date of Submission:
(due within 30 days of quarter end)
☐	Jan. – March	☐	July – Sept.
☐	Apr. – June	☐	Oct. – Dec.

I. Transactions

Trade Date and Transaction Type (Buy/Sell)	Transaction Price and Number of Shares	Name of Security	Ticker or CUSIP	Interest Rate and Maturity Date	Principal Amount	Broker/ Institution

☐	I acknowledge all my transactions took place in my designated brokerage account(s)

I hereby certify that the information contained in this report is accurate and that listed above are all transactions for the quarter ended __________________ , of Reportable Securities with respect to which I have beneficial ownership.

☐	I acknowledge that the securities reported are current as of date and the information is accurate, to my knowledge.

☐	I have no security transactions to report.

Employee Signature	Print Name